Exhibit 99

NEWS
www.republicbancorp.com	Nasdaq: RBNC

FOR FURTHER INFORMATION:

Thomas F. Menacher	Kristine D. Brenner
Exec.V.P., Treasurer & CFO	Director of Investor Relations
tmenacher@republicbancorp.com	kbrenner@republicbancorp.com
(989) 725-7337	(989) 725-7337

REPUBLIC BANCORP DECLARES 10% STOCK DIVIDEND

ANN ARBOR, Mich.—October 17, 2003—Republic Bancorp Inc., (Nasdaq: RBNC), today announced that its Board of Directors declared a 10% stock dividend to shareholders of record on November 7, 2003 and payable December 1, 2003.

As announced in July 2003, the Company increased its cash dividend to $.095 per share, a 12% increase. The Company intends to continue to pay a cash dividend of $.095 per share in January 2004, representing an additional 10% increase in the cash dividend.

“This is the 18th year in a row the Company has issued either a stock dividend or split. Republic’s history of stock and cash dividends, and our stock repurchase programs, demonstrate our commitment to increasing shareholder value,” commented Dana M. Cluckey, President and Chief Executive Officer.

Republic Bancorp Inc., with $5.2 billion in assets, is the third largest bank holding company headquartered in Michigan and 83rd largest bank holding company in the country. Its subsidiary, Republic Bank, serves customers in Michigan, Ohio and Indiana with 96 retail, commercial and mortgage banking offices and 93 ATMs. The Company is the #1 Small Business Administration bank lender based in Michigan for the 10th consecutive year and one of the Midwest’s top ten retail mortgage lenders. Republic ranked three times on FORTUNE’s “100 Best Places to Work in America” and was named to Working Mother magazine’s list of “100 Best Companies for Working Mothers” three years in a row.

Information about Republic Bancorp Inc.’s financial results and its products and services, including on-line mortgage applications and its Internet banking system, ExpressNet, can be accessed at www.republicbancorp.com.

###